Exhibit 99.1

Mannatech, Incorporated Announces Increase in Quarterly Dividend

Coppell, TX – (NASDAQ – MTEX) – March 13, 2007 – Mannatech, Incorporated announced that today its Board of Directors declared a 12.5% increase in its regular quarterly cash dividend. The new quarterly dividend rate will be $0.09 per common share as compared to $0.08 per common share in the prior year. The next quarterly dividend is payable on Friday, April 13, 2007, to shareholders of record at the close of business on Wednesday, March 28, 2007.

Sam Caster, Chairman and CEO of Mannatech, said, “This is the third consecutive year we have increased our dividend payment to our shareholders. The strong financial position of our company supports our continuing dividend program. Our commitment remains to continue to return value to our shareholders.”

About Mannatech

Mannatech, Incorporated is a global wellness solutions provider of innovative, high-quality, proprietary nutritional supplements, topical and skin-care products, and weight management products sold through independent Associates and Members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “enthusiastic,” “demonstrates,” “ intends,” “optimistic,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell, Vice President

Investor Relations

(972) 471-6512

ir@mannatech.com

Corporate web site: www.mannatech.com